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Exhibit 10.30

AGREEMENT

        This Agreement shall be effective January 1, 2003 between Wayne T. Ewing (hereinafter "Ewing") and Bucyrus International, Inc. (hereinafter "Bucyrus"). This Agreement shall replace all prior Consulting Agreements between Ewing and Bucyrus.

        In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.
During the term of this Agreement, Ewing agrees to perform certain consulting assignments for Bucyrus, only as approved in advance by Robert L. Purdum, Chairman of the Board of Bucyrus or Timothy W. Sullivan, President and Chief Operating Officer. Ewing shall be paid $1,500.00 per day and shall be reimbursed his reasonable expenses for performing said consulting services. Such consulting fees and expenses shall be paid and reimbursed on a monthly basis against submitted time and expense statements as approved by the Chairman of the Board or the President and Chief Operating Officer.

2.
During the term of this Agreement, Bucyrus agrees to pay the following bonuses to Ewing:

a.
$25,000.00 for each Bucyrus electric mining shovel or dragline sold into the North American coal industry.

b.
$5,000.00 for each Bucyrus rotary blasthole drill sold into the North American coal industry.

c.
$50,000.00 for the first sale of Bucyrus' new large electric mining shovel (currently commonly called "Big Bite") into the North American coal industry, but only if Ewing's direct involvement contributes to the sale of "Big Bite". Such payment will be instead of, and not in addition to, the payment provided in Section 2(a) above.

d.
$100,000.00 for the second sale of "Big Bite" into the North American coal industry, but only if Ewing's direct involvement contributes to the sale. Such payment will be instead of, and not in addition to, the payment provided in Section 2(a) above.

e.
For any "Big Bite" sales into the North American coal industry after the second "Big Bite" sale, or for the first two "Big Bite" sales into the North American coal industry if Ewing was not involved in the sale, Ewing will be paid as provided in Section 2(a) above.

3.
During the term of this Agreement, Bucyrus, may at its discretion, pay Ewing a bonus with respect to any services or activities not limited to sales or negotiations in which Ewing may participate for Bucyrus, or any subsidiary or affiliate, as a consultant or otherwise.

4.
All bonus payments provided in Sections 2 and 3 above would be made within 30 days after completion of the annual audit of Bucyrus' financial statements and would only apply to sales actually made to customers as evidenced by a signed agreement with the customer or upon completion of activities including services or negotiations which have taken place with customers during the term of this Agreement.

5.
The term of this Agreement shall commence on January 1, 2003 and shall continue thereafter for twelve (12) months and automatically renew thereafter for successive one-year terms. Notwithstanding the term of this Agreement and any renewals thereof, either party may terminate this Agreement at any time upon not less than sixty- (60) days prior written notice of termination.

6.
This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, administrators, successors, legal representatives and permitted assigns.

7.
This Agreement, or any provision hereof, may not be assigned by Ewing without the prior written consent of Bucyrus.

8.
Ewing's relationship with Bucyrus in this Agreement is that of an independent contractor.

9.
This Agreement constitutes the entire agreement between the parties as to its subject matter, and supercedes any prior understandings or agreements concerning its subject matter. This Agreement may not be modified except by written agreement between the parties.

10.
This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

BUCYRUS INTERNATIONAL, INC.		WAYNE T. EWING
By:	/s/ T. W. SULLIVAN	/s/ WAYNE EWING
Name:	Timothy W. Sullivan
Title:	President and Chief Operating Officer

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  Exhibit 10.30
AGREEMENT